UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2007

HOSPITALITY PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-11527	04-3262075
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-964-8389
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This Current Report on Form 8-K/A amends and restates, in its entirety, the Current Report on Form 8-K dated January 11, 2007, or the January 2007 8-K, of Hospitality Properties Trust, or the Company. The Company is amending and restating the January 2007 8-K in accordance with Instruction 2 to Item 5.02 to include amounts payable to Reit Management & Research, LLC, or RMR, the Company’s manager, for 2006, which were not determined at the time of the filing of the January 2007 8-K. Except for the last paragraph of the January 2007 8-K, all of the other information set forth therein remains the same other than certain non-substantive changes that have been made below for presentation purposes.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Item 8.01.	Other Events.

At meetings of the board of trustees of the Company and its nominating and governance committee, each held on January 11, 2007, Arthur G. Koumantzelis, one of the Company’s three independent trustees, notified the committee and the board that he wished to resign from the Company’s board of trustees in connection with his anticipated election as an independent director of TravelCenters of America, LLC, or TravelCenters. As of January 11, 2007, TravelCenters was a wholly owned subsidiary of the Company which the Company expected to spin off as a separate public company in connection with the Company’s previously reported planned acquisition of TravelCenters of America, Inc. Also at these meetings, Gerard M. Martin, one of the Company’s managing trustees, notified the committee and the board that he wished to retire from the board of trustees. Both Mr. Koumantzelis and Mr. Martin advised the committee and the board that the reasons for their respective decisions were not the result of any disagreement with the Company.

Pursuant to recommendations of the Company’s nominating and governance committee, the Company’s board of trustees voted at its meeting to appoint William A. Lamkin to replace Mr. Koumantzelis on the board of trustees and to serve as a trustee until Mr. Koumantzelis’ term of office would have expired in May 2007, and to appoint Adam D. Portnoy to replace Mr. Martin on the board of trustees and serve as a trustee until Mr. Martin’s term of office would have expired in 2009. Mr. Lamkin will serve as an independent trustee and as a member of the audit committee, the compensation committee and the nominating and governance committee of the board of trustees. Mr. Portnoy will serve as a managing trustee.

The following were the ages and recent principal occupations of Messrs. Lamkin and Portnoy as of January 11, 2007:

WILLIAM A. LAMKIN, Age: 47

Mr. Lamkin has been a partner in Ackrell Capital LLC, a San Francisco based investment bank, since November 2003, and a partner in Ackrell & Company LLC, a San Francisco based investment advisory firm, since October 2002. From December 2001 until October 2002, Mr. Lamkin served as a financial consultant to companies in the technology sector. Prior to December 2001, he was a Senior Vice President in the investment banking division of ABN AMRO, Incorporated and at Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Lamkin has served as an independent trustee of HRPT Properties Trust, or HRPT, since 2006.

ADAM D. PORTNOY, Age: 36

Mr. Portnoy has been President and Chief Executive Officer of RMR since 2006 and had earlier served as a Vice President of RMR since September 2003. He is the minority beneficial owner of RMR and of RMR Advisors, a registered investment advisor. Prior to September 2003, Mr. Portnoy served as an Investment Officer at the International Finance Corp., a member of the World Bank Group, from 2001 to July 2003. Mr. Portnoy is the son of Barry M. Portnoy, one of the Company’s managing trustees. Mr. Adam Portnoy has served as a managing trustee of HRPT since 2006.

As trustees of the Company, both Mr. Lamkin and Mr. Adam Portnoy will be entitled to participate in the applicable provisions of the Company’s compensation arrangements for its trustees, which is described in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 24, 2006 and is incorporated herein by reference.

Messrs. Barry and Adam Portnoy are the beneficial owners of RMR, each serves as one of its directors and Mr. Adam Portnoy is its President and Chief Executive Officer. The Company has an agreement with RMR to originate and present investment opportunities to its board of trustees and provide management and administrative services to the Company. RMR is compensated under this agreement at an annual rate equal to 0.7% of the Company’s average real estate investments, as defined, up to the first $250 million and 0.5% thereafter, plus an incentive fee based upon increases in cash available for distribution per share, as defined. The incentive fee payable to RMR is paid in the Company’s common shares of beneficial interest, or common shares. Aggregate fees earned by RMR during 2006 for these services were $21.3 million, which includes an incentive fee of $1.5 million which the Company plans to pay later in 2007 through the issuance of 29,928 of its common shares. The Company also has an agreement with RMR under which RMR provides property management services to the Company. Fees paid to RMR under this management agreement are based on a formula generally 3% of gross collected rents as a property management fee and 5% of gross construction costs as a construction management fee. RMR does not receive any acquisition, disposition, financing or leasing fees or commissions from the Company. Total management fees paid to RMR for 2006 were $35,304. RMR also provides the internal audit function for the Company and for other publicly traded companies to which it provides management or other services. The Company’s pro rata share of RMR’s costs in providing that function was $172,660 in 2006. The Company’s audit committee appoints its director of internal audit, and the Company’s compensation committee approves his salary. The Company’s compensation committee also approves the costs the Company pays with respect to its internal audit function. The Company’s compensation committee, which is comprised solely of its independent trustees, reviews its agreements with RMR at least annually and makes determinations regarding renewals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY PROPERTIES TRUST
By: /s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer

Date: March 2, 2007